EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

RELIV INTERNATIONAL REPORTS FOURTH-QUARTER RESULTS

CHESTERFIELD, Mo., Feb. 27, 2008 - Reliv International, Inc. (NASDAQ:RELV), a wellness and direct selling company, today reported net sales for the fourth quarter of $24.6 million, compared to $28.6 million in the same quarter of 2006.

Net income for the fourth quarter equaled $697,000 or $0.04 per diluted share, compared to net income of $2.0 million or $0.12 per diluted share in the fourth quarter of 2006.

Reliv reported U.S. sales of $21.1 million for the fourth quarter, compared to $25.4 million for the same quarter in 2006. International net sales (sales outside of the U.S.) equaled $3.5 million compared to $3.2 million for the fourth quarter of 2006.

Net sales for 2007 equaled $111.1 million compared to $117.5 million for 2006. Net income for 2007 was $5.0 million or $0.31 per diluted share, compared to net income of $7.9 million or $0.47 per diluted share in 2006. International net sales for the year rose approximately 9 percent to $12.7 million due primarily to the weakening U.S. dollar.

Reliv’s distributor base ended the year at 69,970, representing a 7.7 percent increase over the size of the distributor base on Dec. 31, 2006.

“We are not pleased with our performance in 2007,” said Robert L. Montgomery, chairman, president and chief executive officer. “For the full year, we saw fewer distributor advancements and a resulting decline in the size of our average order. We need to reverse these trends in 2008 in order to achieve top-line and bottom-line growth,” he said.

“To boost sales and sponsoring, we are actively encouraging the increased use of sales tools by our field,” Montgomery said. “The sales tools include a new issue of Success from Home magazine that was launched last month, and a newspaper-style publication for use at this time mainly outside of the United States,” he added.

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Reliv International, Inc. and Subsidiaries
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“We also are sending our management team to special events around the United States to provide better support to distributors and to gain a more personal, effective understanding of their businesses,” he said. “We believe this will help motivate distributors to expand their businesses and achieve advancements more quickly.”

Reliv’s balance sheet remains solid. The company had $12.1 million in cash, cash equivalents and short-term investments as of Dec. 31, 2007. Reliv has no long-term debt. Cash from operations in 2007 was $4.8 million.

“Our success is built on two basic foundations,” Montgomery said. “One, we make nutrition simple by providing superb, proprietary nutritional supplements. Two, we offer distributors an outstanding business opportunity.”

“In addition, we still have tremendous growth opportunities in our existing markets. In 2008, Reliv reaches its 20th anniversary,” Montgomery said. “We are focused on making this a special year by helping our distributors succeed through initiatives to increase retail sales and sponsorship.”

Reliv will host a conference call to discuss the fourth-quarter and full-year 2007 earnings with investors at 1:00 p.m. Eastern Time on Feb. 27, 2008. The dial-in number for investors is 888-680-0879. The participant passcode is 25881517. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 18905001. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

About Reliv
Reliv International, Inc., based in suburban St. Louis, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 70,000 independent distributors. Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
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Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$11,694,699	$9,332,810
Short-term investments	398,592	7,864,000
Accounts and notes receivable, less allowances of
$8,300 in 2007 and $6,200 in 2006	811,634	669,379
Accounts due from employees and distributors	204,705	223,246
Inventories	6,179,238	4,778,221
Other current assets	1,798,932	1,977,522
Total current assets	21,087,800	24,845,178

Other assets	2,999,903	2,639,537
Accounts due from employees and distributors	319,883	362,959

Net property, plant and equipment	9,199,185	9,434,546

Total assets	$33,606,771	$37,282,220

Liabilities and stockholders’ equity

Total current liabilities	$8,574,257	$8,615,256
Other non-current liabilities	1,227,313	933,113

Total stockholders’ equity	23,805,201	27,733,851

Total liabilities and stockholders’ equity	$33,606,771	$37,282,220

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Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Product sales	$22,014,462	$25,685,242	$99,465,246	$105,497,420
Handling & freight income	2,633,702	2,958,093	11,592,258	11,969,737
Net sales	24,648,164	28,643,335	111,057,504	117,467,157

Costs and expenses:
Cost of products sold	4,319,638	4,763,607	19,100,527	19,519,904
Distributor royalties and commissions	9,840,619	11,419,767	44,298,744	47,127,026
Selling, general and administrative	9,393,401	9,553,099	40,363,322	38,716,529
Total costs and expenses	23,553,658	25,736,473	103,762,593	105,363,459

Income from operations	1,094,506	2,906,862	7,294,911	12,103,698

Other income (expense):
Interest income	135,542	212,475	634,446	692,595
Interest expense	(641)	(2,728)	(1,373)	(50,156)
Other income	45,591	74,727	314,131	256,966
Income before income taxes	1,274,998	3,191,336	8,242,115	13,003,103
Provision for income taxes	578,000	1,168,000	3,201,000	5,105,000

Net income	$696,998	$2,023,336	$5,041,115	$7,898,103

Earnings per common share - Basic	$0.04	$0.12	$0.31	$0.48
Weighted average shares	15,882,000	16,686,000	16,094,000	16,465,000

Earnings per common share - Diluted	$0.04	$0.12	$0.31	$0.47
Weighted average shares	15,977,000	16,812,000	16,303,000	16,727,000

Cash dividends declared per common share	$0.050	$0.050	$0.100	$0.100

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Net sales by Market
(in thousands)

	Three months ended December 31,				Change From
	2007		2006		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	21,132	85.7%	25,408	88.7%	(4,276)	-16.8%
Australia/New Zealand	854	3.5%	695	2.4%	159	22.9%
Canada	437	1.8%	403	1.4%	34	8.4%
Mexico	372	1.5%	423	1.5%	(51)	-12.1%
United Kingdom/Ireland	281	1.1%	320	1.1%	(39)	-12.2%
Philippines	834	3.4%	595	2.1%	239	40.2%
Malaysia/Singapore	592	2.4%	508	1.8%	84	16.5%
Germany	146	0.6%	291	1.0%	(145)	-49.8%

Consolidated Total	24,648	100.0%	28,643	100.0%	(3,995)	-13.9%

Net sales by Market
(in thousands)

	Year ended December 31,				Change From
	2007		2006		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	98,348	88.5%	105,784	90.0%	(7,436)	-7.0%
Australia/New Zealand	2,944	2.7%	2,550	2.2%	394	15.5%
Canada	1,634	1.5%	1,638	1.4%	(4)	-0.2%
Mexico	1,526	1.4%	1,433	1.2%	93	6.5%
United Kingdom/Ireland	1,062	1.0%	1,235	1.1%	(173)	-14.0%
Philippines	2,942	2.6%	2,198	1.9%	744	33.8%
Malaysia/Singapore	1,765	1.5%	1,805	1.5%	(40)	-2.2%
Germany	837	0.8%	824	0.7%	13	1.6%

Consolidated Total	111,058	100.0%	117,467	100.0%	(6,409)	-5.5%

The following table sets forth, as of December 31, 2007 and 2006, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 12/31/2007		As of 12/31/2006		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	56,920	13,890	52,880	16,580	7.6%	-16.2%
Australia/New Zealand	2,450	280	2,460	300	-0.4%	-6.7%
Canada	1,140	180	1,170	180	-2.6%	0.0%
Mexico	1,430	220	1,130	240	26.5%	-8.3%
United Kingdom/Ireland	780	120	910	160	-14.3%	-25.0%
Philippines	4,530	400	3,430	370	32.1%	8.1%
Malaysia/Singapore	2,170	350	2,560	410	-15.2%	-14.6%
Germany	550	150	420	130	31.0%	15.4%

Consolidated total	69,970	15,590	64,960	18,370	7.7%	-15.1%